Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333 168018 and 333 132854) of Western Refining, Inc. of our report dated March 14, 2013 relating to the consolidated financial statements of Northern Tier Energy LP, which appears in the Current Report on Form 8‑K of Western Refining, Inc. dated November 12, 2013.
/s/PricewaterhouseCoopers LLP
Houston, Texas
January 27, 2014